Exhibit (a)(5)(i)

NUCRYST Announces Completion of Amalgamation

PRINCETON, NEW JERSEY – February 8, 2010 – NUCRYST Pharmaceuticals Corp. (“Nucryst”) (TSX:NCS / NASDAQ:NCST) today is pleased to announce the completion of the previously announced amalgamation (the “Amalgamation”) of Nucryst with 1499642 Alberta Ltd. (“1499642”), a wholly-owned subsidiary of the Westaim Corporation (“Westaim”), pursuant to an Amalgamation Agreement dated as of November 10, 2009, as amended (the “Amalgamation Agreement”). The resolution approving the Amalgamation was approved at the Special Meeting of Shareholders reconvened and concluded on February 8, 2010 and the Amalgamation was effected by the filing of Articles of Amalgamation thereafter.

Pursuant to the Amalgamation Agreement, NUCRYST was amalgamated with 1499642 to form Westaim Holdings Limited (“Amalco”), a wholly-owned subsidiary of Westaim. Amalco will continue as the surviving company and will succeed to and assume all the rights and obligations of Nucryst.

Further, pursuant to the Amalgamation Agreement, each issued and outstanding NUCRYST share, other than those held by Westaim, was converted into one series 1 preferred share of Amalco, which is redeemable for cash consideration of U.S.$1.77. Each issued and outstanding NUCRYST share held by Westaim was converted into one common share of Amalco. With the Amalgamation completed, Amalco intends to delist Nucryst shares from the TSX and NASDAQ stock exchanges and remove Nucryst shares from registration under applicable securities laws.

In order to receive the redemption consideration of U.S.$1.77 per share, shareholders should follow the instructions set forth under “Information Regarding the Amalgamation—Redemption Procedure” in the Notice and Information Circular dated November 25, 2009 previously delivered to shareholders in connection with the Special Meeting of Shareholders and filed with securities authorities in Canada on SEDAR at www.sedar.com and with the United States Securities and Exchange Commission on December 1, 2009 as Exhibit (a)(1) to the Schedule 13E-3 Transaction Statement filed by Nucryst, Westaim and 1499642. NUCRYST shares may be redeemed at any time prior to the fifth anniversary of the Amalgamation.

The Amalgamation follows the sale by Nucryst of substantially all of its assets pursuant to an asset purchase agreement dated November 10, 2009, as amended, among Nucryst, NUCRYST Pharmaceuticals Inc., Smith & Nephew Inc. and Smith & Nephew (Overseas) Limited.

This news release is for information purposes only and is not a substitute for the definitive agreements or other disclosures provided in the Information Circular and supplements provided to shareholders in relation to the Amalgamation.

About NUCRYST Pharmaceuticals Corp.

NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST; TSX: NCS) sold its Acticoat business, constituting substantially all of its assets, on December 22, 2009. Following completion of the sale and prior to the completion of the Amalgamation, the Company consisted primarily of cash and short-term investments and no longer had any operating income.

For more information, contact:

David Wills

Investor Relations

416-504-8464

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward-looking statements”). Forward-looking statements in this news release include, but are not limited to, statements regarding actions to be taken after completion of the Amalgamation such as the delisting and deregistration of Nucryst shares. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause actual results or events to differ materially from those indicated in these statements including, but not limited to the ability to satisfy regulatory and stock exchange standards and requirements to complete the delisting from NASDAQ and TSX and the deregistration under applicable securities laws. Although the prior sentence attempts to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements in this release, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST and Amalco disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.